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                            ARTICLES OF INCORPORATION

                                       OF

                  DALECO RESOURCES CORPORATION OF NEVADA, INC.

                              a Nevada corporation

         The undersigned incorporator hereby executes these Articles of Incorporation for the purpose of forming a corporation under Chapter 78 of the Nevada Revised Statutes.

                                    ARTICLE I

                                      NAME

         The name of the corporation is: DALECO RESOURCES CORPORATION OF NEVADA, INC. (the "Corporation").

                                   ARTICLE II

                                REGISTERED OFFICE

         The name and address of the Corporation's resident agent is James G. Sanford, 100 West Liberty Street, Suite 900, Reno, NV 89501.

                                   ARTICLE III

                                     PURPOSE

         The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

                                   ARTICLE IV

                                 SHARES OF STOCK

         Section 4.01. Authorized Classes of Stock. The authorized Capital Stock of this Corporation includes Fifty Million (50,000,000) shares, with $.01 par value per share, designated as voting Common Stock. The authorized Capital Stock of this Corporation also includes Twenty Million (20,000,000) shares of Preferred Stock, also with $.0 1 par value per share, to be designated as to class and/or series by the Corporation's Board of Directors.

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         Section 4.02. Assessment of Shares. The stock of the Corporation, after the amount of the subscription price has been paid, in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

         Section 4.03. Preemptive Rights. The shareholders of the Corporation shall not be entitled to preemptive or preferential rights, as such rights are defined by law, other than to the extent, if any, the Board of Directors, in its discretion, may determine from time to time.

                                    ARTICLE V

                           DIRECTORS AND INCORPORATORS

         Section 5.01. Governing Board of Directors. The governing board shall be styled "directors" and the first Board of Directors shall consist of one (1) director. Provided that the Corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the Bylaws.


         Section 5.02. Initial Directors. The names and post office addresses of the first Board of Directors are as follows:

                  Gary J. Novinskie
                  120 North Church Street
                  West Chester, PA 19380

         The initial Board of Directors shall serve as directors until the first annual meeting of shareholders or until their successor(s) are elected and shall have qualified.

         Section 5.03. Incorporator. The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

                  James G. Sanford
                  100 West Liberty Street, Suite 900
                  Reno, NV 89501



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                                   ARTICLE VI

                               PERPETUAL EXISTENCE

         The Corporation is to have perpetual existence.

                                   ARTICLE VII

                       DIRECTORS' AND OFFICERS' LIABILITY

         No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                  ARTICLE VIII

                                    INDEMNITY

         Section 8.01. Right to Indemnity. Every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal. administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of the indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this Article.

         Section 8.02. Expenses Advanced. Expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

         Section 8.03. Bylaws; Insurance. Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership. joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person.



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         The indemnification and advancement of expenses provided in this
Article shall continue for a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Executed this 12th day of March, 2002


                                               /s/ James G. Sanford
                                           ------------------------------
                                           James G. Sanford, Incorporator

STATE OF NEVADA     )
                    :   ss.
COUNTY OF WASHOE    )

         This instrument was acknowledged before me on March 12, 2002, by James
G. Sanford as Incorporator of Daleco Resources Corporation of Nevada, Inc., a Nevada corporation.

                                               /s/ Catherine M. Bandoni
                                           -------------------------------
                                                   NOTARY PUBLIC




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